UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 18, 2016

MEDICAL PROPERTIES TRUST, INC.

(Exact Name of Registrant as Specified in Charter)

Commission File Number 001-32559

Maryland	20-0191742
(State or other jurisdiction of incorporation or organization )	(I. R. S. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL	35242
(Address of principal executive offices)	(Zip Code)

(205) 969-3755

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2016, the Board of Directors (‘the Board”) of Medical Properties Trust, Inc. (the “Company”) appointed Michael G. Stewart and C. Reynolds Thompson III, each as a director of the Company, effective August 18, 2016.

Mr. Stewart formerly worked with law firms Berkowitz, Lefkovits, Isom & Kushner (now Baker Donelson) and Constangy, Brooks & Smith having a law practice that encompassed corporate, healthcare, litigation, employment and labor. He has also served as Vice President and General Counsel of Complete Health Services, Inc. (later, United Healthcare of the South) and Executive Vice President and General Counsel of Medical Properties Trust. Throughout his professional career, he has provided private consulting services to physician groups and other healthcare providers. Additionally, Mr. Stewart is the author of four novels that have been published by G.P. Putnam’s Sons and Random House. He is a graduate of Auburn University with a Bachelor of Science degree in Business Administration with an emphasis in Information Systems and received his Juris Doctorate degree from the Cumberland School of Law at Samford University. The Company believes that Mr. Stewart’s legal background and extensive knowledge of healthcare will complement the Board with respect to its corporate governance and addressing various healthcare issues. Mr. Stewart has not been assigned to a committee of the Board at this time.

Mr. Thompson worked with Colonial Properties Trust from 1997 to 2013 serving as the company’s Senior Vice President, Office Division (1997-1998), Chief Investment Officer (1998-1999), Chief Operating Officer (1999-2006), Chief Executive Officer (2006-2008) and President/Chief Financial Officer (2008-2013). Prior to that, he worked for 12 years at Carr America Realty in the areas of acquisitions, development, and leasing and management of commercial properties. He began his career at SunTrust Bank, working in the Commercial Lending Department. Mr. Thompson has served in numerous organizations throughout his professional career and was formerly a member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). He is a graduate of Washington & Lee University with a Bachelor of Science degree with Special Attainments in Commerce. The Company believes that Mr. Thompson’s significant executive experience and deep understanding of all aspects of real estate investment trusts will assist the Board as the Company seeks to execute its business strategy. Mr. Thompson has not been assigned to a committee of the Board at this time.

Messrs. Stewart and Thompson will be compensated for their service as directors on the same basis as other non-employee directors of the Company. Compensation for the Company’s non-employee directors is described in the Company’s Definitive Proxy Statement for its 2016 Annual Meeting of Stockholders as filed with the Commission on April 29, 2016. As compensation for serving on the Company’s Board of Directors, each non-employee director receives a cash retainer and has annually been awarded restricted stock which vests over three years in equal quarterly amounts. The Company also reimburses its directors for reasonable expenses incurred in attending Board of Directors and committee meetings. The Company’s Compensation Committee may change the compensation of the Company’s non-employee directors at its discretion.

In connection with Messrs. Stewart’s and Thompson’s appointments to the Board of Directors, the Company expects to enter into its standard indemnification agreement in substantially the same form previously filed as an exhibit to the Company’s Registration Statement on Form S-11 filed with the Commission on October 26, 2004, as amended (File No. 333-119957). The indemnification agreement will generally provide that the Company will, to the fullest extent permitted by Maryland law, indemnify and defend Messrs. Stewart and Thompson against all losses and expenses incurred as a result of their current or past service to the Company. The agreement will also provide for the advancement of expenses in connection with a threatened, pending or completed action, suit or proceeding.

Other than the director compensation arrangements described above, there is not any arrangement or understanding between Messrs. Stewart and Thompson and any other persons pursuant to which they were selected as directors of the Company. Furthermore, the Company has not been since the beginning of the last fiscal year, and is not currently proposed to be, a participant in any related party transaction with Messrs. Stewart and Thompson within the meaning of Item 404(a) of Regulation S-K.

The Board of Directors has determined that Messrs. Stewart and Thompson qualify as independent directors under the New York Stock Exchange listing standards and the Company’s bylaws. In connection with these appointments, the Board of Directors also changed the size of the Board from seven to nine directors.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release dated August 23, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)

By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: August 23, 2016

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release dated August 23, 2016

4